Exhibit 10.52

May 11, 2017

Joseph M. Bennett

[________________]

[________________]

Re:Limited Waiver of Change of Control Provisions and Incentive Awards

Dear Joe:

You are currently a party to (i) an Amended and Restated Change of Control Agreement with Tidewater Inc. (the “Company”), dated as of June 1, 2008 (your “Change of Control Agreement”), (ii) the Incentive Agreements for the Grant of Stock Options and a Cash-Based Performance Award, dated as of March 17, 2015 and March 21, 2016 (together, the “Cash-Based Agreements”), and (iii) one or more Phantom Stock Unit Agreements providing for the grant of phantom stock units pursuant to the Company’s Phantom Stock Plan (the “Phantom Stock Agreements,” and together with the Change of Control Agreement and the Cash-Based Agreements, the “Agreements”).

As you are aware, the Company may be filing a petition for relief under chapter 11 of title 11 of the United States Code to implement a restructuring of its balance sheet (the “Restructuring”).  The terms of the Restructuring are set forth in the Plan of Reorganization (attached as Exhibit A to that certain Restructuring Support Agreement, dated May 11, 2017) and as may be amended or restated from time to time, which includes the Restructuring Support Agreement, the Plan Supplement and the Definitive Documents, as defined therein (collectively, the “Restructuring Documents”).  In this connection, it is possible that the consummation of the transactions contemplated by the Restructuring would constitute a “Change of Control” as defined under the Agreements.

By this letter agreement, you and the Company hereby agree (i) that none of the transactions contemplated by the Restructuring or any of the Restructuring Documents, either alone or taken together, will constitute or result in a “Change of Control” under the Agreements, notwithstanding the foregoing or the definition thereof in the Agreements and the otherwise applicable terms of the Agreements, and (ii) to forfeit, effective as of immediately prior to the Effective Date (as defined in the Plan of Reorganization), all unvested phantom stock units granted to you under the Company’s Phantom Stock Plan that are outstanding as of immediately prior to the Effective Date with no payment or benefit due to you thereunder.  For the avoidance of doubt, in no event will you be entitled to any compensation or benefits pursuant to the Agreements that are conditioned or contingent, either in whole or in part, upon the occurrence of a “Change of Control” absent the consummation of a transaction or transactions otherwise constituting a “Change of Control” following the Effective Date that is separate and distinct

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from, and independent of, the Restructuring and the Restructuring Documents and each of the transactions contemplated thereby, and in no event will you be entitled to any compensation or benefits pursuant to your Phantom Stock Agreements.  Whether a “Change of Control” will have occurred in connection with a transaction or transactions consummated following the Effective Date shall be determined by applying the applicable definition thereof in the applicable Agreement solely to the facts and circumstances existing after the Effective Date, as if such Agreement had been executed by the parties as of the Effective Date, and without regard to the composition of the “beneficial owners” or “incumbent board” (or terms of similar meaning) of the Company at any time prior to the Effective Date.

Your agreement to the terms of this letter agreement is in consideration of your continued employment and future compensation and benefits from the Company; provided, that in no event shall this letter agreement alter the at-will nature of your employment with the Company and its affiliates, which may be terminated by either party at any time for any reason or no reason.  Further, you acknowledge and agree that your execution of, and agreement to the terms of, this letter agreement were a material inducement, and were a condition precedent, to the Consenting Creditors (as defined in the Plan of Reorganization) to enter into the Restructuring Documents and to agree to the consummation of the transactions contemplated thereby.

This letter agreement shall be automatically terminated and the terms herein shall be null and void if (i) during the pendency of the Restructuring, there is a material change to the terms of the Restructuring Documents which results in any party, other than the Consenting Creditors (as defined in the Plan of Reorganization), (A) receiving a majority of the voting common stock of the Company as of the Effective Date or (B) gaining control of all or substantially all of the assets of the Company and its subsidiaries through an asset sale in bankruptcy; (ii) the consummation of the Restructuring does not occur; or (iii) the Amended and Restated Tidewater Inc. Supplemental Executive Retirement Plan, as in effect on the date of this letter agreement, is not assumed by the Company as an executory contract as part of the Plan of Reorganization.

You hereby acknowledge and agree that the Company has previously delivered to you a timely notice not to extend the “Employment Term” set forth in your Change of Control Agreement beyond December 31, 2017.  Accordingly, you hereby acknowledge and agree that your Change of Control Agreement, which is currently in full force and effect except as it may be limited by this letter agreement, shall terminate effective as of December 31, 2017 (subject to extension as provided in the Change of Control Agreement in the event that a Change of Control occurs on or prior to December 31, 2017).

This letter agreement constitutes a legally binding and enforceable agreement between you and the Company to amend the Agreements as set forth herein.  You understand that, except as expressly modified by this letter, the Agreements shall remain in full force and effect and that this letter embodies the entire agreement and understanding of the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto.

If you have any questions, please do not hesitate to contact please contact [________________]

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IN WITNESS WHEREOF, this letter agreement is executed effective as of the date first written above.

TIDEWATER INC.

/s/ Jeffrey M. Platt

By:Jeffrey M. Platt

Title:President, Chief Executive Officer, and Director

Acknowledged and Agreed to as of the Date First Written Above:

/s/ Joseph M. Bennett

Joseph M. Bennett

{N3392761.3}Signature Page to Change in Control Waiver Letter